exhibit 3.5

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES B CONVERTIBLE PREFERRED STOCK

OF

AURA SYSTEMS, INC.

Aura Systems, Inc. (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by the Certificate of Incorporation, as amended, of the Company, and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly held, adopted resolutions (i) authorizing a series of the Company's previously authorized preferred stock, par value $0.001 per share (the "Preferred Stock"); and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Eight Million (8,000,000) shares of Series B Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue Eight Million (8,000,000) shares of Series B Convertible Preferred Stock (the "Series B Preferred Shares"), par value $0.001 per share, which shall have the following powers, designations, preferences and other special rights:

(1) Dividends. Prior to and in preference to any declaration or payment of any dividend (payable other than in Common Stock of the Company ("Common Stock") or other securities and rights convertible into or entitling the holder thereof to receive additional Shares of Common Stock) on the Common Stock or any other Preferred Stock of the Company, the holders of the Series B Preferred Shares shall be entitled to receive cumulative dividends ("Dividends") at a rate of eight percent (8.0%) per annum, when, as and if declared by the Board of Directors of the Company out of funds legally available therefore, accumulating quarterly from the Issuance Date (as defined below), and due and payable on the following dates: (i) the date which is ninety (90) days after the Issuance Date; and (ii) thereafter, on each date which is ninety (90) days after the last date on which Dividends were due and payable (without taking into account adjustments for Business Days (as defined below) as described in the following sentence) (each, a "Dividend Date"). If the Dividends are not so authorized, declared and paid, the Dividends shall accrue and be cumulative as of each Dividend Date and whether or not earned or declared and whether or not there are funds legally available for payment of dividends. If a Dividend Date is not a Business Day, then the Dividend shall be due and payable on the Business Day immediately following the Dividend Date. Dividends shall be payable in cash, or, at the option of a majority of the holders of the Series B Preferred Shares, in shares of Common Stock (as defined below) ("Dividend Shares"), provided that the Dividends which accrued during any period shall be payable as Dividend Shares only if the Company receives written notice ("Dividend Election Notice") from the holders of Series B Preferred Shares so electing at least ten (10) days prior to the Dividend Date. Dividends to be paid in shares of Common Stock for each Preferred Share shall be paid in a number of fully paid and nonassessable shares (rounded to the nearest whole share in accordance with Section 2(b)) of Common Stock equal to the quotient of (x) the Additional Amount (as defined below); divided by (y) the Dividend Conversion Price (as defined below) on the applicable Dividend Date.

(2) Conversion of Series B Preferred Shares. Series B Preferred Shares shall be convertible into shares of the Company's common stock, par value $0.005 per share (the "Common Stock"), on the terms and conditions set forth in this Section 2.

(a) Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i) "Additional Amount" means, on a per share basis, the total dollar amount of cumulative dividends due and payable on the applicable Dividend Date.

(ii) "Approved Stock Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

(iii) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(iv) "Closing Bid Price" means, for any security as of any date, the last closing bid price for such security on the Principal Market (as defined below) as reported by Bloomberg Financial Markets ("Bloomberg"), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing bid price is reported for such security by Bloomberg, the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the closing bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the Series B Preferred Shares then outstanding. If the Company and the holders of Series B Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(v) "Closing Sale Price" means, for any security as of any date, the last closing trade price for such security on the Principal Market as reported by Bloomberg, or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing trade price, then the last trade price at 4:00 p.m., New York City Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the last closing ask price of such security as reported by Bloomberg, or, if no last closing ask price is reported for such security by Bloomberg, the average of the highest bid price and the lowest ask price of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Sale Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the holders of a majority of the Series B Preferred Shares then outstanding. If the Company and the holders of Series B Preferred Shares are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below. All such determinations to be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

(vi) "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 2(i)(i)(A) and 2(i)(i)(B) hereof regardless of whether the Options or Convertible Securities are actually exercisable at such time, but excluding any shares of Common Stock owned or held by or for the account of the Company or issuable upon conversion of the Series B Preferred Shares

(vii) "Conversion Amount" means the sum of (x) the Additional Amount (as defined above) plus (y) Four Dollars and Eighty Cents ($4.80) per share of Series B Preferred Stock.

(viii) "Conversion Price" means, with respect to any Series B Preferred Share, as of the Conversion Date or other date of determination, $0.024 per share of Series B Preferred Stock as adjusted from time to time pursuant to this Section 2.

(ix) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for Common Stock.

(x) "Dividend Conversion Price" means, with respect to any Dividend Date, that price which shall be computed as the product of (x) ninety-five percent (95%) multiplied by (y) the weighted average, based on volume, of the Closing Sale Prices of the Common Stock on each of the five (5) consecutive trading days immediately preceding such Dividend Date.

(xi) "Excluded Securities" means (A) options to purchase shares of Common Stock granted to directors, officers, employees and consultants, provided (I) such options are approved by the Board of Directors of the Company or an appropriately designated committee of the Board of Directors; (II) the total number of options granted to directors, officers, employees and consultants during any twelve (12) month period does not exceed five percent (5%) of the number of all options granted pursuant to all Approved Stock Plans during the same period; and (III) the exercise price of such options is not less than the market price of the Common Stock on the date of issuance of such options; (B) the issuance of either shares of Common Stock or warrants to purchase Common Stock at a purchase price or exercise price, respectively, not less than the market price of the Common Stock on the date of issuance, in connection with any strategic marketing, vendor, lease or similar arrangement (the primary purpose of which is not to raise equity capital), provided that the number of shares of Common Stock or shares subject to warrants which the Company may issue pursuant to this subclause (B) during any calendar year shall not exceed Fifteen Million (15,000,000) shares of Common Stock (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions), provided that the Company shall be permitted to carry forward any such shares not used pursuant to this subclause (B) during the prior calendar year in subsequent calendar years; and (C) the issuance of up to Two Million (2,000,000) (subject to adjustment for stock splits, stock dividends, stock combinations and other similar transactions) shares of Common Stock per calendar year by the Company as consideration for mergers or consolidations or the acquisition of businesses, products, licenses, or other assets of other Persons or entities, provided that the Company shall be permitted to carry forward any such shares not used pursuant to this subclause (C) during the prior calendar year in subsequent calendar years.

(xii) "Issuance Date" means, with respect to each Preferred Share, the date of issuance of the applicable Preferred Share.

(xiii) "Maturity Date" means the date which is five (5) years after the Issuance Date.

(xiv) "Options" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xv) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xvi) "Principal Market" means the Nasdaq National Market, or if the Common Stock is not traded on the Nasdaq National Market, then the principal securities exchange or trading market for the Common Stock.

(xvii) "Registration Rights Agreement" means that certain registration rights agreement between the Company and the initial holders of the Series B Preferred Shares relating to the filing of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series B Preferred Shares as such agreement may be amended from time to time as provided in such agreement.

(xviii) "Securities Purchase Agreement" means that certain securities purchase agreement between the Company and the initial holders of the Series B Preferred Shares and Warrants, as such agreement may be amended from time to time as provided in such agreement.

(xix) "Stated Value" means $4.80.

(b) Holder's Conversion Right; Mandatory Redemption or Conversion. The Company currently does not have sufficient authorized but unissued shares of its Common Stock available for issuance upon conversion and the Company shall use its best efforts to take action to increase its authorized but unissued Common Stock as soon as practicable and any other such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares upon conversion of any or all of the Series B Preferred Shares. At any time or times on or after the Issuance Date, any holder of Series B Preferred Shares shall be entitled to convert any whole or fractional number of Series B Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below). If at any time the number of authorized but unissued shares of Common Stock of the Company (after taking into account any reserved shares) shall not be sufficient to effect the conversion of all Series B Preferred Shares which the holders have elected to convert, conversion shall be effected for that number of Series B Preferred Shares for which there are authorized and unissued shares of Common Stock available (on a pro-rata basis if more than one holder shall have so elected in accordance with Section 2(d)(v)) and the Company will take all such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient to effect the conversion of all Series B Preferred Shares. If any Series B Preferred Shares remain outstanding on the Maturity Date, then, pursuant to Section 2(e), all such Series B Preferred Shares shall be converted at the Conversion Rate as of such date in accordance with Section 2(d) or redeemed by the Company. The Company shall not issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after the aforementioned aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up or down to the nearest whole share.

(c) Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the "Conversion Rate"):

Conversion Amount

Conversion Price

(d) Mechanics of Conversion. The conversion of Series B Preferred Shares shall be conducted in the following manner:

(i) Holder's Delivery Requirements. To convert Series B Preferred Shares into shares of Common Stock on any date (the "Conversion Date"), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 P.M., Los Angeles Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the "Conversion Notice") to the Company; and (B) if required by Section 2(g), surrender to a common carrier for delivery to the Company as soon as practicable following such date the original certificates representing the Series B Preferred Shares being converted (the "Preferred Stock Certificates") (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction).

(ii) Company's Response. Upon receipt by the Company of a copy of a Conversion Notice, the Company shall (1) as soon as practicable, but in no event later than within one (1) Business Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such holder and the Company's designated transfer agent (the "Transfer Agent"), which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein; and (2) on or before the second (2nd) Business Day following the date of receipt by the Company of such Conversion Notice (the "Share Delivery Date") (A) provided the Transfer Agent is participating in The Depository Trust Company ("DTC") Fast Automated Securities Transfer Program and provided that the holder is eligible to receive shares through DTC, credit such aggregate number of shares of Common Stock to which the holder shall be entitled to the holder's or its designee's balance account with DTC through its Deposit Withdrawal Agent Commission system; or (B) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled. If the number of Series B Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(g), is greater than the number of Series B Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three Business Days after receipt of the Preferred Stock Certificate(s) (the "Preferred Stock Delivery Date") and at its own expense, issue and deliver to the holder a new Preferred Stock Certificate representing the number of Series B Preferred Shares not converted.

(iii) Dispute Resolution. In the case of a dispute as to the determination of the Closing Bid Price, Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the holder via facsimile within one (1) Business Day of receipt of such holder's Conversion Notice or other date of determination. If such holder and the Company are unable to agree upon the determination of the Closing Bid Price, the Closing Sale Price or arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the holder, then the Company shall within one (1) Business Day submit via facsimile (A) the disputed determination of the Closing Bid Price or Closing Sale Price to an independent, reputable investment bank selected by the Company from the list of approved investment banks agreed to by the Company and the holders of the Series B Preferred Shares on or prior to the Issuance Date; or (B) the disputed arithmetic calculation of the Conversion Rate to the Company's independent, outside accountant. The Company shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of Series B Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Pro Rata Conversion. In the event the Company receives a Conversion Notice from more than one holder of Series B Preferred Shares for the same Conversion Date and the Company can convert some, but not all, of such Series B Preferred Shares, the Company shall convert from each holder of Series B Preferred Shares electing to have Series B Preferred Shares converted at such time a pro rata amount of such holder's Series B Preferred Shares submitted for conversion based on the number of Series B Preferred Shares submitted for conversion on such date by such holder relative to the number of Series B Preferred Shares submitted for conversion on such date.

(e) Mandatory Redemption or Conversion at Maturity at Company's Option. If any Series B Preferred Shares remain outstanding on the Maturity Date, then all such Series B Preferred Shares, at the Company's option, either (a) shall be converted at the Conversion Rate as of such date without the holders of such Series B Preferred Shares being required to give a Conversion Notice on the Maturity Date (a "Maturity Date Mandatory Conversion"); or (b) shall be redeemed as of such date for an amount in cash per Preferred Share (the "Maturity Date Redemption Price") equal to the Conversion Amount (a "Maturity Date Mandatory Redemption"). The Company shall be deemed to have elected a Maturity Date Mandatory Redemption unless it delivers written notice to each holder of Series B Preferred Shares at least twenty (20) Business Days prior to the Maturity Date of its election to effect a Maturity Date Mandatory Conversion. If the Company elects a Maturity Date Mandatory Redemption, then on the Maturity Date the Company shall pay to each holder of Series B Preferred Shares outstanding on the Maturity Date, by wire transfer of immediately available funds, an amount per Preferred Share equal to the Maturity Date Redemption Price. If the Company elects a Maturity Date Mandatory Redemption and fails to redeem all of the Series B Preferred Shares outstanding on the Maturity Date by payment of the Maturity Date Redemption Price, then in addition to any remedy such holder of Series B Preferred Shares may have under this Certificate of Designations, the Securities Purchase Agreement and the Registration Rights Agreement, (x) the applicable Maturity Date Redemption Price payable in respect of such unredeemed Series B Preferred Shares shall bear interest at the rate of one and one-half percent (1.5%) per month (or if lower, the maximum amount allowed by applicable law), prorated for partial months, until paid in full; and (y) any holder of Series B Preferred Shares shall have the option to require the Company to convert any or all of such holder's Series B Preferred Shares that the Company elected to redeem under this Section 2(e) and for which the Maturity Date Redemption Price (together with any interest thereon) has not been paid into shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price (together with any interest thereon) which has not been paid by the Conversion Price in effect on the Maturity Date. Promptly following the Maturity Date, all holders of Series B Preferred Shares shall surrender all Preferred Stock Certificates, duly endorsed for cancellation, to the Company or the Transfer Agent.

(f) Automatic Conversion.

(i) The Company currently does not have sufficient authorized but unissued shares of its Common Stock available for issuance upon conversion and the Company shall use its best efforts to take action to increase its authorized but unissued Common Stock as soon as practicable and any other such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares upon conversion of any or all of the Series B Preferred Shares. Each share of Series B Preferred Shares shall automatically be converted into shares of Common Stock at the then effective Series B Conversion Rate for such share of Series B Preferred Shares immediately upon the Company having sufficient authorized but unissued shares of Common Stock (after taking into account any reserved shares) to effect conversion of all of the Series B Preferred Shares provided, however, that the Conversion Amount for purposes of any such conversion shall be adjusted to include all declared and unpaid dividends on the Series B Preferred Shares.

(ii) Upon the occurrence of an event as set forth above in Section 2(f)(i), all of the Series B Preferred Shares then outstanding shall be converted without any further action by the holders thereof, into shares of Common Stock. The holders of shares of Series B Preferred Shares so converted shall surrender the stock certificates therefor at the principal office of the Corporation or of any transfer agent for shares of Common Shares. The Corporation shall, forthwith upon such surrender, issue to such holders a certificate or certificates representing the number of shares of Common Stock into which the shares of Series B Preferred Shares surrendered were converted on the date on which such automatic conversion occurred.

(g) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Series B Preferred Shares in accordance with the terms hereof, the holder thereof shall not be required to physically surrender the certificate representing the Series B Preferred Shares to the Company unless the full number of Series B Preferred Shares represented by the certificate are being converted. The holder and the Company shall maintain records showing the number of Series B Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the holder and the Company, so as not to require physical surrender of the certificate representing the Series B Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Series B Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Series B Preferred Shares represented by a certificate are converted as aforesaid, the holder may not transfer the certificate representing the Series B Preferred Shares unless the holder first physically surrenders the certificate representing the Series B Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the holder a new certificate of like tenor, registered as the holder may request, representing in the aggregate the remaining number of Series B Preferred Shares represented by such certificate. The holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Series B Preferred Shares, the number of Series B Preferred Shares represented by such certificate may be less than the number of Series B Preferred Shares stated on the face thereof. Each certificate for Series B Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY'S CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(g) THEREOF. THE NUMBER OF SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SERIES B PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(g) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SERIES B PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(h) Taxes. The Company shall pay any and all documentary, stamp, transfer and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Series B Preferred Shares.

(i) Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(i).

(i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the date of issuance of the Series B Preferred Shares, the Company issues or sells, or in accordance with this Section 2(i) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding (A) the Excluded Securities; and (B) shares of Common Stock deemed to have been issued by the Company in connection with an Approved Stock Plan or upon conversion of the Series B Preferred Shares or exercise of the Warrants) for a consideration per share less than a price (the "Applicable Price") equal to the Conversion Price in effect immediately prior to such time, then immediately after such issue or sale, the Conversion Price then in effect shall be reduced to an amount equal to the product of (x) the Conversion Price in effect immediately prior to such issue or sale times (y) the quotient of (1) the sum of (I) the product of the Applicable Price and the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale and (II) the consideration, if any, received by the Company upon such issue or sale, divided by (2) the product of (I) the Applicable Price multiplied by (II) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided, however, that the Conversion Price shall not be reduced pursuant to this Section 2(i)(i) at any time that the amount of such reduction would be an amount less than two percent (2%) of the Conversion Price immediately preceding such reduction, but any such amount shall be carried forward and a reduction in the Conversion Price pursuant to this Section 2(i)(i) shall be made when those amounts which have been carried forward pursuant to this proviso together with the most recent reduction pursuant to this Section 2(i)(i) shall aggregate two percent (2%) or more of the Conversion Price immediately preceding the last such reduction. For purposes of determining the adjusted Conversion Price under this Section 2(i)(i), the following shall be applicable:

(A) Issuance of Options. If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(i)(i)(A), the "lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(i)(i)(B), the "lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise" shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 2(i)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(i)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of the Series B Preferred Shares are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the Board of Directors of the Company, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received by the Company therefor, less expenses in excess of five percent (5%) of the gross amount received. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the arithmetic average of the Closing Bid Prices of such securities during the ten (10) consecutive trading days ending on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of a majority of the Series B Preferred Shares then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company from the list of approved appraisers agreed to by the Company and the holders of the Series B Preferred Shares on or prior to the Issuance Date. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities; or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be. If after the occurrence of such record date the transaction or event for which such record date was set is abandoned or terminated, then any adjustments resulting from this Section 2(i)(i)(E) as it relates to such terminated or abandoned transaction or event shall be reversed as if such record date had never occurred.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(iii) Holder's Right of Alternative Conversion Price Following Issuance of Convertible Securities. If the Company in any manner issues or sells Convertible Securities or Options that are convertible into or exchangeable or exercisable for Common Stock at a price which varies or may vary with the market price of the Common Stock, including by way of one or more reset(s) to a fixed price (each of the formulations for such variable price being herein referred to as, a "Variable Price"), and such Variable Price is not calculated using the same formula used to calculate the Conversion Price in effect immediately prior to the time of such issue or sale, the Company shall provide written notice thereof via facsimile and overnight courier to each holder of the Series B Preferred Shares ("Variable Notice") on the date of issuance of such Convertible Securities or Options. If a holder of the Series B Preferred Shares then outstanding provides written notice to the Company via facsimile and overnight courier (the "Variable Price Election Notice") within ten (10) Business Days of receiving a Variable Notice that such holder desires to replace the Conversion Price then in effect with the Variable Price described in such Variable Notice, then, from and after the date of the Company's receipt of the Variable Price Election Notice, the Conversion Price will automatically be replaced with the Variable Price for the Series B Preferred Shares held by such holder. In the event that a holder of Series B Preferred Shares delivers a Conversion Notice after the Company's issuance of Convertible Securities with a Variable Price but before such holder's receipt of the Company's Variable Notice, then such holder shall have the option by written notice to the Company to rescind such Conversion Notice or to have the Conversion Price be equal to such Variable Price for the conversion effected by such Conversion Notice.

(iv) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(i) (as determined in good faith by the board of directors of the Company) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series B Preferred Shares; provided, however, that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(i).

(A) Immediately upon any adjustment of the Conversion Price pursuant to this Section 2(i), the Company will give written notice thereof to each holder of Series B Preferred Shares, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(B) The Company will give written notice to each holder of Series B Preferred Shares at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock; (II) with respect to any pro rata subscription offer to holders of Common Stock; or (III) for determining rights to vote with respect to any Organic Change (as defined in Section 3, dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(C) The Company will also give written notice to each holder of Series B Preferred Shares at least ten (10) Business Days prior to the date on which any Organic Change, dissolution or liquidation will take place, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(3) Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series B Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock or any other Preferred Stock by reason of their ownership thereof, an amount per preferred share equal to one hundred percent (100%) of (i) the Stated Value; plus (ii) the Additional Amount (the "Liquidation Preference").

All of the preferential amounts to be paid to the holders of the Series B Preferred Shares shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of the Company to, the holders of the Common Stock or other Preferred Stock in connection with such liquidation, dissolution or winding up.

For purposes of hereof, each of (a) a merger or consolidation of the Company with or into any other entity or entities in which the stockholders of the Company do not own, directly or indirectly, more than fifty percent (50%) of the outstanding voting power (assuming conversion of all convertible securities and the exercise of all outstanding options and warrants) of the surviving entity; (b) the sale, transfer or other disposition of all or substantially all of the assets of the Company; and (c) the closing of a transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company securities), of the Company securities if, after such closing, such person or group of affiliated persons would hold more than fifty percent (50%) of the outstanding voting stock of the Company, shall be treated as a liquidation, dissolution or winding up of the Company. For purposes hereof, each of the above shall be deemed an "Organic Change."

If the assets or surplus funds to be distributed to the holders of the Series B Preferred Shares are insufficient to permit the payment to such holders of their full Liquidation Preference, the assets and surplus funds legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the full Liquidation Preference each such holder is otherwise entitled to receive.

(4) Reservation of Shares. The Company shall reserve, when permitted by law, one hundred twenty-five percent (125%) of the number of shares of Common Stock for which the Series B Preferred Shares are convertible on the Issuance Date (without regard to any limitations on conversion), provided that, so long as any of the Series B Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Series B Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series B Preferred Shares then outstanding; provided, however, that the number of shares of Common Stock so reserved shall at no time be less than one hundred ten percent (110%) of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (without regard to any limitations on conversions). The initial number of shares of Common Stock reserved for conversions of the Series B Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series B Preferred Shares based on the number of Series B Preferred Shares held by each holder at the time of issuance of the Series B Preferred Shares or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder's Series B Preferred Shares, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Series B Preferred Shares shall be allocated to the remaining holders of Series B Preferred Shares, pro rata based on the number of Series B Preferred Shares then held by such holders.

(5) Voting Rights. Each holder of Series B Preferred Shares shall be entitled to vote on all matters voted on by stockholders of the Company and shall have that number of votes equal to the maximum number of whole shares of Common Stock as if the Series B Preferred Shares held by such holder had been converted into Common Stock, plus the votes equal to the number of Dividend Shares held by each such holder and the Dividend Shares which will be paid to such holder upon the effectiveness of the Dividend Election Notice. Except as required by law, the holders of Series B Preferred Shares shall vote with the holders of Common Stock and all other Preferred Stock as one class on an as-converted basis.

(6) Preferred Rank. The Series B Preferred Shares shall rank senior to all shares of Common Stock and other Preferred Stock with respect to the preferences as to distributions and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock and other Preferred Stock shall be subject to the preferences and relative rights of the Series B Preferred Shares. In the event of the merger or consolidation of the Company with or into another Person, the Series B Preferred Shares shall maintain their relative powers, designations and preferences provided for herein and no merger shall have a result inconsistent therewith.

(7) Covenants. So long as any shares of Series B Preferred Shares shall be outstanding, the Company shall not (whether by merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of more than fifty percent (50%) of such outstanding shares of Series B Preferred Shares, voting together as a single class:

(a) Recapitalize, reorganize, merge, consolidate, sell, lease, exchange or otherwise dispose of all or substantially all its property and assets other than a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold, directly or indirectly, greater than fifty percent (50%) of the voting power of the Company or the surviving acquiring entity;

(b) increase or decrease the authorized number of directors of the Company;

(c) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any Preferred Stock or other shares of its capital stock, except as provided in Section 2(e) hereof, or pursuant to any agreement with employees of the Company or any of its subsidiaries or affiliates, independent contractors or persons contracting with entities managed by the Company which calls for the repurchase by the Company of all or a portion of such person's shares following termination;

(d) declare or pay any dividends or make any distributions with respect to any of its securities;

(e) authorize or issue, or obligate itself to authorize or issue, additional Common Stock or other Preferred Stock, other than in connection with or pursuant to an Approved Stock Plan or pursuant to the conversion of Series B Preferred Shares or payment of Dividend Shares as contemplated herein;

(f) increase or decrease the number of authorized shares of Common Stock or Preferred Stock;

(g) commence any voluntary dissolution, liquidation or winding up of the Company;

(h) make any general arrangement or assignment for the benefit of creditors or petition to become a "debtor" as defined in 11 U.S.C. § 100 or any successor statute thereto;

(i) incur additional indebtedness after the filing date hereof in excess of Five Million Dollars ($5,000,000);

(j) amend or repeal any provision of, or add any provision to this Certificate of Designations, the Company's Certificate of Incorporation or Bylaws if such action would adversely alter, change or repeal the designations, preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Shares;

(k) reclassify the Series B Convertible Shares or authorize or issue, or obligate itself to authorize or issue, any shares of capital stock senior to or on parity with Series B Preferred Shares as to liquidation preferences, dividend rights, conversion rights, redemption rights, preemptive rights, voting rights or otherwise; or

(l) authorize or issue, or obligate itself to authorize or issue, additional Series B Preferred Shares other than pursuant to Securities Purchase Agreement.

(9) Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Series B Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue preferred stock certificates if the holder contemporaneously requests the Company to convert such Series B Preferred Shares into Common Stock.

(10) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a holder's right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each holder of Series B Preferred Shares that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series B Preferred Shares and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series B Preferred Shares shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(11) Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designations shall limit or modify any more general provision contained herein. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Buyers and shall not be construed against any person as the drafter hereof.

(12) Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series B Preferred Shares in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(13) Notice. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given in accordance with the Securities Purchase Agreement.

(14) Transfer of Series B Preferred Shares. A holder of Series B Preferred Shares may assign or transfer some or all of the Series B Preferred Shares held by such holder without the consent of the Company.

(15) Contravention of Law. Nothing set forth herein shall require the Company to declare or pay dividends on the Series B Preferred Shares or redeem the Series B Preferred Shares where such declaration or payment or redemption would be contrary to any applicable law, in which case such action shall be deferred until the first time that such action may be validly taken under applicable law.

Signature Page to Follow

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by __________________, its _______________________ and attested by ____________________, its __________________, as of the ____ day of ___________, 2004.

AURA SYSTEMS, INC.

By:

Name:

Its:

AURA SYSTEMS, INC.

By:

Name:

Its:

EXHIBIT A

CONVERSION NOTICE